As filed with the Securities and Exchange Commission on July 16, 2002

Registration No. 333-___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under the
Securities Act of 1933

MEDICAL DISCOVERIES, INC.
(Exact name of registrant as specified in its charter)

Utah (State or other jurisdiction of incorporation or organization)	87-0407858 (I.R.S. Employer Identification No.)

738 Aspenwood Lane
Twin Falls, Idaho 83301
(208) 736-1799
(Address of Principal Executive Offices, including Zip Code)

Medical Discoveries, Inc. 2002 Stock Incentive Plan
(Full title of the plan)

Judy M. Robinett
Chief Executive Officer
738 Aspenwood Lane
Twin Falls, Idaho 83301
(208) 736-1799
(Name, address and telephone number, including area code, of agent for service)

With a copy to:
Stephen R. Drake, Esq.
Stoel Rives LLP
101 S. Capitol Blvd., Suite 1900
Boise, Idaho 83702
(208) 389-9000

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price per	Aggregate Offering	Amount of
to be Registered	Registered(1)	Share(2)	Price(2)	Registration Fee(2)

Options to purchase Common Stock	2,000,000	N/A	N/A	N/A

Common Stock, no par value	2,000,000	$0.0585	$117,000	$10.76

(1)	This Registration Statement shall also cover any additional shares of Common Stock that become issuable under the 2002 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of Common Stock of Medical Discoveries, Inc.

(2)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low price per share of Common Stock of Medical Discoveries, Inc. as reported by the NASD OTC Bulletin Board on July 10, 2002.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by Medical Discoveries, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) are hereby incorporated by reference into this Registration Statement:

(1)	The Registrant’s Annual Report on Form 10-KSB filed with the SEC on April 1, 2002.

(2)	The description of the Common Stock of the Registrant contained in its Form 10, filed with the SEC on June 28, 1984.

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Section 16-10a-902 (“Section 902”) of the Utah Revised Business Corporation Act (the “Revised Act”) provides that a corporation may indemnify any individual who was, is, or is threatened to be made a named defendant or respondent (a “Party”) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a “Proceeding”), because he is or was a director of the corporation or is or was serving at its request as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation or other person or of an employee benefit plan (an “Indemnified Director”), against any obligation incurred with respect to a Proceeding, including any judgment, settlement, penalty, fine or reasonable expense (including attorneys’ fees), incurred in the Proceeding if his conduct was in good faith, he reasonably believed that his conduct was in, or not opposed to, the best interests of the corporation, and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; except that (i) indemnification under Section 902 in connection with a Proceeding by or in the right of the corporation is limited to payment of reasonable expenses (including attorney’s fees) incurred in connection with the proceeding and (ii) the corporation may not indemnify a director in connection with a Proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or in connection with any other Proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which Proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

     Section 16-10a-906 of the Revised Act provides that a corporation may not indemnify a director under Section 902 unless authorized and a determination has been made (by the board of directors, a committee of the board of directors, special legal counsel or by the stockholders) that indemnification of the director is permissible in the circumstances because the director has met the applicable standard of conduct set forth in Section 902.

     Section 16-10a-903 (“Section 903”) of the Revised Act provides that, unless limited by its articles of incorporation, a corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any Proceeding, or in the defense of any claim, issue or matter in the proceeding, to which he was a Party because he is or was a director of the corporation, against reasonable expenses (including attorneys’ fees) incurred by him in connection with the Proceeding or claim.

     In addition to the indemnification provided by Sections 902 and 903, Section 16-10a-905 (Section “905”) of the Revised Act provides that, unless otherwise limited by a corporation’s articles of incorporation, a director may apply for indemnification to the court conducting the Proceeding or to another court of competent jurisdiction. On receipt of an application and after giving any notice the court considers necessary, (i) the court may order mandatory indemnification under Section 903, in which case the court shall also order the corporation to pay the director’s reasonable expenses to obtain court-ordered indemnification, or (ii) upon the court’s determination that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances and regardless of whether the director met the applicable standard of conduct set forth in Section 902, the court may order indemnification as the court determines to be proper, except that indemnification with respect to certain Proceedings resulting in a director being found liable for certain actions against the corporation may be limited to reasonable expenses (including attorneys’ fees) incurred by the director.

     Section 16-10a-904 (“Section 904”) of the Revised Act provides that a corporation may pay for or reimburse the reasonable expenses (including attorneys’ fees) incurred by a director who is a Party to a Proceeding in advance of the final disposition of the Proceeding if (i) the director furnishes the corporation a written affirmation of his good faith belief that he has met the applicable standard of conduct described in Section 902, (ii) the director furnishes to the corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not met the required standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under Section 904.

     Section 16-10a-907 of the Revised Act provides that, unless a corporation’s articles of incorporation provide otherwise, (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 and is entitled to apply for court ordered indemnification under Section 905, in each case to the same extent as a director, (ii) the corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as a director, and (iii) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary or agent who is not a director to a greater extent than the right of indemnification granted to directors, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

     The Registrant’s Amended Bylaws (the “Bylaws”) provide that, subject to the limitations described below, the Registrant shall, to the maximum extent and in the manner permitted by the Revised Act, indemnify any individual made party to a proceeding because he is or was a director or officer of the Registrant, against liability incurred in the proceeding if his conduct was in good faith, he reasonably believed that his conduct was in, or not opposed to, the Registrant’s best interest and, in the case of any criminal proceeding he had no reasonable cause to believe his conduct was unlawful. The Registrant may not, however, extend such indemnification to an officer or director in connection with a proceeding by or in the right of the Registrant in which such person was adjudged liable to the Registrant, or in connection with any other proceeding charging that such person derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit, unless ordered by a court of competent jurisdiction. The Bylaws also permit the Registrant to pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding if (i) the officer or director furnishes to the Registrant a written affirmation of his good faith belief that he has met the applicable standard of conduct necessary for indemnification, (ii) the officer or director furnishes to the Registrant a written undertaking to repay the advance if its ultimately determined that he did not meet the standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification pursuant to the Bylaws.

     Utah law permits director liability to be eliminated in accordance with Section 16-10a-841 of the Revised Act, which provides that the liability of a director to the corporation or its stockholders for monetary damages for any action taken or any failure to take any action, as a director, may be limited or eliminated by the corporation except for liability for (i) the amount of financial benefit received by a director to which he is not entitled; (ii) an intentional infliction of harm on the corporation or its stockholders; (iii) a violation of Section 16-10a-842 of the Revised Act which prohibits unlawful distributions by a corporation to its stockholders; or (iv) an intentional violation of criminal law. Such a provision may appear either in a corporation’s articles of incorporation or bylaws; however, to be effective, such a provision in the bylaws must be approved by the corporation’s stockholders.

     The Registrant’s Amended and Restated Articles of Incorporation provide that the personal liability of any director to the Registrant or its stockholders for monetary damages for any action taken or the failure to take any action, as a director, is eliminated to the fullest extent permitted by Utah law.

     The Bylaws provide that the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him in such capacity or arising out of his status in such capacity, whether or not the Registrant would have the power to indemnify him against such liability under the Revised Act.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit
Number	Title of Document	Location

4.1	Amended and Restated Articles of Incorporation of the Registrant	Exhibit 3.1 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994*

4.2	Amended Bylaws of the Registrant	Exhibit 3.2 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994*

4.3	2002 Stock Incentive Plan	Filed herewith

5	Opinion of Stoel Rives LLP	Filed herewith

23.1	Consent of Balukoff Lindstrom & Co.	Filed herewith

23.2	Consent of Stoel Rives LLP	Filed herewith (included in Exhibit No. 5)

24	Powers of Attorney	Included on Page 6 hereof

*	Incorporated by reference.

Item 9. Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the Registration Statement; and

(iii) Include any additional or changed information on the plan of distribution.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Twin Falls, state of Idaho on this 2nd day of July, 2002.

MEDICAL DISCOVERIES, INC.

By	/s/ Judy M. Robinett
Judy M. Robinett, CEO

POWER OF ATTORNEY

     We, the undersigned directors and/or officers of the Registrant, hereby severally constitute and appoint Judy M. Robinett, Chief Executive Officer, our true and lawful attorney, with full powers to sign for us, in our names and in the capacities indicated below, this Registration Statement on Form S-8 filed with the Securities and Exchange Commission, and any and all amendments to said registration statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Registrant, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as said attorney might or could do in person, and hereby ratifying and confirming all that said attorney or her substitute shall do or cause to be done by virtue of this Power of Attorney.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below:

Signature	Title	Date

/s/ Judy M. Robinett Judy M. Robinett	Chief Executive Officer and Director (principal executive and financial officer)	July 2, 2002

/s/ David R. Walker David R. Walker	Chairman of the Board of Directors	July 2, 2002

/s/ William J. Novick, Jr. Ph.D. William J. Novick, Jr. Ph.D.	Director	July 5, 2002

/s/ Alvin Zidell Alvin Zidell	Director	July 5, 2002

/s/ Nilesh Desai, M.D. Nilesh Desai, M.D.	Director	July 9, 2002

MEDICAL DISCOVERIES, INC.

EXHIBIT INDEX

Exhibit
Number	Title of Document	Location

4.1	Amended and Restated Articles of Incorporation of the Registrant	Exhibit 3.1 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994*

4.2	Amended Bylaws of the Registrant	Exhibit 3.2 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994*

4.3	2002 Stock Incentive Plan	Filed herewith

5	Opinion of Stoel Rives LLP	Filed herewith

23.1	Consent of Balukoff Lindstrom & Co.	Filed herewith

23.2	Consent of Stoel Rives LLP	Filed herewith (included in Exhibit No. 5)

24	Powers of Attorney	Included on Page 6 hereof

*	Incorporated by reference.